UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): October 18, 2010 (October 18, 2010)
ROCK OF AGES CORPORATION

(Exact name of registrant as specified in its charter)

Vermont	0-29464	03-0153200
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification
incorporation)		Number)

560 Graniteville Road, Graniteville Vermont	05654

(Address of principal executive offices)	(Zip Code)
(802) 476-3121
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☑   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 8.01 Other Events.
Item 9.01 Financial Statements and Exhibits.
Signatures
Exhibit Index
EX-2.1
EX-99.1

Item 1.01 Entry into a Material Definitive Agreement.
     On October 18, 2010, Rock of Ages Corporation (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Swenson Granite Company LLC (“Parent”) and Granite Acquisition, LLC, a limited liability company wholly owned by Parent (“Merger Sub”). Under the terms of the Merger Agreement, Merger Sub will be merged with and into the Company (the “Merger”), and as a result of the Merger, the separate limited liability company existence of Merger Sub will cease and the Company, as the surviving corporation, will be a wholly owned subsidiary of Parent.
     The Company’s Board of Directors, based in part on the unanimous recommendation of a special committee comprised of three of the Company’s independent directors that was established to manage a process to explore and consider possible strategic alternatives for the Company, unanimously adopted, and recommends that shareholders of the Company vote for approval of, the Merger Agreement.
     Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger: (1) all shares of the Company’s Class A Common Stock, no par value per share (the “Company Class A Common Stock”), and the Company’s Class B Common Stock, no par value per share (the “Company Class B Common Stock”, and together with the Company Class A Common Stock, the “Company Common Stock”) that are held: (A) in the treasury of the Company; or (B) by Parent, Merger Sub or any other direct or indirect wholly owned Subsidiary of Parent will be canceled; (2) each other share of Company Common Stock issued and outstanding immediately prior to the Merger (other than any shares as to which a dissenting shareholder has perfected dissenters’ rights under Vermont law) will be converted into the right to receive $5.25 in cash without interest (the “Merger Consideration”); and (3) the limited liability interests of Merger Sub will be converted into and become one share of Company Class B common stock.
     Subject to the terms and conditions of the Merger Agreement, prior to the effective time of the Merger, each outstanding option to purchase shares of Company Class A Common Stock (each, a “Company Option”) under either the Company’s Amended and Restated 1994 Stock Plan or the Company’s 2005 Stock Plan, each as amended, will become fully vested and exercisable. At the effective time of the Merger, each Company Option outstanding as of immediately prior to the effective time of the Merger will be cancelled, and each holder thereof will be entitled to receive for such Company Option an amount in cash equal to the product of (1) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Option, multiplied by (2) the number of shares of Company Common Stock issuable upon exercise of such Company Option, less applicable withholding taxes.
     Kurt Swenson, the Chairman of Parent and the non-executive Chairman of the Company, together with his brother Kevin Swenson, Vice President and a director of Parent, and Robert Pope, President and Chief Executive Officer and a director of Parent, own approximately 71% of the shares of membership interest in Parent and 31% of all outstanding shares of Company Common Stock. Parent has advised the Company that, pursuant to contribution agreements with Parent, Kurt Swenson, Kevin Swenson, Robert Pope and certain other members of Parent who also own shares of Company Common Stock (collectively, the “Swenson Contributing Shareholders”) will contribute to Parent prior to the effective time of the Merger a total of 258,326 shares of Company Class A Common Stock and 2,449,793 shares of Company Class B Common Stock in exchange for shares of membership interest in Parent.
     The Company will hold a special meeting at which the Company’s shareholders will be asked to consider and vote upon a proposal to approve the Merger Agreement. For the Merger to be consummated, the Merger Agreement must be approved by the affirmative vote of (1) a majority of the outstanding shares of

Company Class A Common Stock and Class B Common Stock, voting together as a single class; and (2) a majority of the outstanding shares of Company Class A Common Stock not including (in the number of outstanding shares of Company Class A Common Stock or in the number of shares of Company Class A Common Stock voted in favor of the Merger Agreement) shares of Company Class A Common Stock owned directly or through a broker or other nominee by members of Parent (such majority approval, the “Majority of the Minority Approval”). In addition to obtaining the required shareholder approvals, including the Majority of the Minority Approval, the obligations of Parent, Merger Sub and/or the Company to consummate the Merger are subject to other customary closing conditions. The Company will file a proxy statement in connection with the special meeting. Subject to certain exceptions, the Company’s Board of Directors is required to recommend that the Company’s shareholders approve the Merger Agreement and is required to use reasonable best efforts to solicit proxies in favor of approval of the Merger Agreement.
     Parent has advised the Company that, pursuant to voting agreements entered into with Parent, the Swenson Contributing Shareholders and certain other members of Parent who are also shareholders of the Company have agreed to vote their shares of Company Common Stock in favor of approval of the Merger Agreement. Parent has advised the Company that the parties to the voting agreements beneficially own, in the aggregate, 408,701 shares of Company Class A Common Stock and 2,449,793 shares of Company Class B Common Stock, representing approximately 81% of the total voting power of all outstanding shares of Company Common Stock.
     Consummation of the Merger is not subject to a financing condition. Parent has received a commitment letter from People’s United Bank and Key Bank, National Association (together the “Lenders”), pursuant to which the Lenders have committed to provide financing for the Merger, on the terms and conditions set forth in the definitive financing agreements attached to the commitment letter. The financing is subject to certain customary covenants and conditions and Parent has agreed to use its best efforts to maintain in effect the commitment letter and, prior to the effective time of the Merger, execute the definitive financing agreements attached to the commitment letter.
     The Company, Parent and Merger Sub have made customary representations, warranties and covenants in the Merger Agreement. The Merger Agreement contains no prohibition on the Company seeking or entering into discussions or negotiations concerning other acquisition offers or proposals and the Company may provide material non-public information to a potential competing acquirer. However, the Company is required to give Parent notice of any offer or proposal by any person (other than Parent or Merger Sub) for 50% or more of the Company’s capital stock or 50% or more of the Company’s assets (an “Acquisition Proposal”) or of the Company’s decision to enter into discussions or negotiations with any person regarding an Acquisition Proposal.
     The Merger Agreement contains certain termination rights for both the Company and Parent, and further provides that if the Merger Agreement is terminated under certain circumstances, the Company or Parent may be required to reimburse the other for all reasonable and documented out-of-pocket transaction-related expenses. Further, if the Company terminates the Merger Agreement and as of the date of termination (1) all of the conditions to the closing of the Merger have been satisfied or waived (other than those conditions that, while they are capable of being satisfied as of the date of termination, by their terms are to be satisfied at the closing of the Merger) and (2) the Merger shall not have been consummated on or prior to May 18, 2011 because Parent has failed to obtain the proceeds of the financing related to the Merger, then Parent is required to pay the Company a termination fee, which termination fee will equal the greater of (1) the Company’s reasonable and documented out-of-pocket costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement and (2) $2,518,000. If the Company is entitled to and receives the termination fee, then the termination fee will be the Company’s sole remedy and recourse against

Parent, Merger Sub and their respective representatives and affiliates for any losses or liabilities relating to the Merger Agreement or the failure of the Merger to be consummated.
     The foregoing summary of the Merger Agreement and the transactions contemplated thereby do not purport to be complete and are subject to, and qualified in their entirety by, the full text of the Merger Agreement which is included as Exhibit 2.1 hereto and incorporated herein by reference.
     The Merger Agreement contains representations and warranties by the parties thereto. These representations and warranties by a party were made solely for the benefit of the other party or parties and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to the party or parties making the representation and warranty if it proves to be inaccurate; (ii) may have been qualified in the Merger Agreement by disclosures that were made to the other party or parties in connection with the negotiation of the Merger Agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the Merger Agreement or such other date or dates as may be specified in the Merger Agreement.
     The Company acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, it is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this Form 8-K not misleading.
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     In connection with the proposed Merger, Rock of Ages will file a proxy statement with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by the Company from the Securities and Exchange Commission’s Web site at http://www.sec.gov. The proxy statement and such other documents may also be obtained for free from the Company’s website at http://www.rockofages.com or by directing such request to Rock of Ages Corporation, Chief Financial Officer, 560 Graniteville Road, Graniteville, Vermont 05654, telephone: (802) 476-3115.
     The Company and its directors, executive officers and certain other members of its management and employees may be deemed to be participants in the solicitation of proxies from its shareholders in connection with the proposed Merger. Information regarding the interests of the Company’s participants in the solicitation will be included in the proxy statement relating to the proposed Merger when it becomes available. Additional information regarding the Company’s directors and executive officers is also included in the Company’s proxy statement for its 2010 Annual Meeting of Stockholders, which was filed with the SEC on July 19, 2010. This document is available free of charge from the SEC’s Web site at www.sec.gov., from the Company’s website at http://www.rockofages.com or by directing such request to Rock of Ages Corporation, Chief Financial Officer, 560 Graniteville Road, Graniteville, Vermont 05654, telephone: (802) 476-3115.
Item 8.01 Other Events.
     On October 18, 2010, the Company issued a press release announcing the execution of the Merger Agreement. A copy of the press release is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of October 18, 2010, by and among Parent, Merger Sub and the Company.

99.1	Press Release dated October 18, 2010, issued by the Company.

SIGNATURES
Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROCK OF AGES CORPORATION
Date: October 18, 2010	By:	/s/ Laura Plude
Laura Plude, Vice President/CFO

Exhibit Index

Number	Description

2.1	Agreement and Plan of Merger, dated as of October 18, 2010, by and among Parent, Merger Sub and the Company.

99.1	Press Release dated October 18, 2010, issued by the Company.